Exhibit 10.4
EXECUTIVE TRANSITION AGREEMENT
     This agreement (the “Agreement”), dated as of the 31st day of December, 2007 (the “Effective Date”), is by and between Advanced Energy Industries, Inc. (the “Company”) and Charles S. Rhoades (the “Executive”). The Company and Executive shall be referred to collectively as the “Parties” and individually as a “Party.”
Recitals
     Executive has been employed by the Company since on or about September 16, 2002.
     Executive and the Company have agreed that Executive’s employment relationship with the Company shall end and desire to provide for a transition period during which the terms and conditions of the current employment relationship shall be modified.
     Executive and the Company are parties to the Change in Control Severance Agreement dated as of March 29, 2005 (the “CIC Agreement”).
     Accordingly, Executive and the Company have entered into this Agreement to set forth the terms and conditions of their relationship on and after the Effective Date.
Agreement
     In consideration of the following obligations, the Parties agree as follows.
     1. Separation Date; Public Announcement. Executive’s last day of employment with the Company shall be June 30, 2008, provided that Executive’s employment is not earlier terminated for Cause, as defined below, or voluntarily by Executive. As of the final date of Executive’s employment with the Company (however terminated) (the “Separation Date”), Executive shall be deemed to have resigned from all positions within the Company and all affiliates thereof, including without limitation employment, offices, trusteeships, committee memberships and Board membership, if any. At a time determined by the Company in its reasonable discretion, the Company may announce the terms of this Agreement and Executive’s separation from the Company. Executive acknowledges and understands that the Company intends to file a Form 8-K under the Securities Exchange Act of 1934 to report Executive’s resignation from the Company, and the principal terms of this Agreement, promptly following the Effective Date.
     2. Transition Period.
          (a) Transition Period Defined. The Company shall continue to employ Executive, and Executive agrees to continue in the employ of the Company, on the terms and subject to the conditions of this Agreement, for the period commencing on the Effective Date and ending on the Separation Date (the “Transition Period”).
          (b) Position and Duties During Transition.
               (i) During the Transition Period and except as set forth in part (ii) below: (A) Executive shall serve as Executive Vice President and Chief Operating Officer, with duties,

authorities and responsibilities commensurate with such title and office and/or as may reasonably be assigned to Executive by the Company; and (B) Executive agrees to travel to the extent reasonably necessary to perform the duties contemplated by this Agreement. During the Transition Period, and excluding any periods of disability, approved vacation and sick leave to which Executive is entitled, Executive agrees to devote full-time to the business and affairs of the Company as reasonably directed or specified by the Company, and, to the extent necessary to discharge Executive’s responsibilities hereunder, to use Executive’s reasonable best efforts to perform such responsibilities, subject to Executive’s ability to: (A) serve on corporate, civic or charitable boards or committees; provided that such service must be disclosed to and approved by the Company in advance, pursuant to Company policy; (B) deliver lectures, fulfill speaking engagements or teach at educational institutions; provided that such engagements must be disclosed to and approved by the Company in advance, pursuant to Company policy; and (C) to explore employment opportunities no more than one day per week and to manage personal investments; all so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of the Company in accordance with this Agreement, Company policies and applicable law.
               (ii) During the Transition Period, Executive shall report to the Chief Executive Officer or to such other Company representative as the Company may reasonably designate. Executive and the Company acknowledge and agree that, during the Transition Period, many of Executive’s principal responsibilities may be transferred to other Company personnel, including the Chief Executive Officer, and that, therefore, Executive’s day-to-day job functions are likely to change substantially from such functions prior to the Effective Date and as the Transition Period progresses. At minimum, the Chief Executive Officer shall assume immediate responsibility and authority over the Company’s Engineering Department. Executive and the Company also acknowledge and agree that it may be inappropriate or unnecessary, during the Transition Period, to include Executive in certain meetings and discussions of the sort in which Executive may previously have participated. Notwithstanding the foregoing, the Company agrees that during the Transition Period, Executive shall be assigned only responsibilities that are consistent with Executive’s skills, experience and status within the Company. Company shall not take any adverse action of any kind against Executive based upon Executive’s failure or inability to attend said meetings, or to participate in any decision, from which the Company excluded Executive.
               (iii) Following the Separation Date, Executive shall not be deemed to be an employee of the Company or any affiliate, and except as provided in this Agreement or allowed under applicable law, Executive shall not be entitled to participate in any employee benefit or welfare program of any kind, including but not limited to any executive fringe benefit program.
          (c) Payments and Benefits During Transition.
               (i) Base Salary. During the Transition Period, Executive shall receive a base salary (“Base Salary”) payable at the gross rate of Executive’s base salary in effect as of the Effective Date. The Base Salary shall be payable in installments, less legally required and elected withholdings, consistent with the Company’s payroll procedures in effect from time to time, provided that such installments shall be no less frequent than monthly.
               (ii) Incentives, Savings and Retirement Plans. During the Transition Period, Executive shall continue to be entitled to participate in all incentive plans, practices, policies and programs, and all savings and retirement plans, practices, policies and programs that Executive is entitled to participate in immediately prior to the Effective Date, in each case on terms and conditions no less favorable than the terms and conditions generally applicable to others members of the Company’s Executive Leadership Team (“Comparable Executives”). Vesting of any Company contributions to Executive’s 401(k) Plan account shall be in accordance with the terms of the Company’s 401(k) Plan, as amended.
               (iii) Welfare Benefit Plans. During the Transition Period, Executive and Executive’s dependents shall continue to be eligible to participate in, and shall receive all benefits under, welfare benefit plans, practices, policies and programs provided by the Company and its affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) that Executive is entitled to participate in immediately prior to the Effective Date, on terms and conditions no less favorable than the terms and conditions generally applicable to Comparable Executives.
               (iv) Vacation. During the Transition Period, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company as in effect for the Comparable Executives.
               (v) Performance Reviews. Notwithstanding any Company policy or practice to the contrary, the Company shall not complete any written review of Executive’s performance during the 2007 or 2008 calendar years, except to note a 2007 performance rating of “Meets Expectations (3)” and an individual modifier of 1.00 for purposes of computing Employee’s annual bonus for 2007.
               (vi) Reimbursement of Legal Expenses. Company agrees to reimburse Executive for attorneys fees up to Five Thousand Dollars ($5,000) incurred in the rendering of advice, negotiation and preparation of this and other Agreements between them. Executive agrees to submit an invoice for legal services within three business days of the Effective Date.
     3. Payments and Benefits Upon Separation of Employment. Provided that Executive’s employment is not terminated for Cause, and so long as Executive complies with the obligations set forth in the section entitled “Restrictive Covenants” below, and conditioned upon Executive’s execution (and if applicable non-revocation) of a legal release in the form attached hereto as Exhibit A (the “Supplemental Release”) within 21 days following the Separation Date (collectively, the “Conditions”), the Company shall provide the following payments and benefits to Executive.
          (a) Salary Through Separation Date. Regardless of whether the above Conditions are met, the Company shall pay to Executive, in a lump sum in cash within fifteen (15) business days after the Separation Date, Executive’s base salary as of the Effective Date earned through the Separation Date, all to the extent not already paid as of the Separation Date.
          (b) Lump-sum Payment. Provided the Conditions are met, the Company shall pay to Executive a one-time, lump sum payment in an amount equal to twelve (12) months of Executive’s salary in effect as of the Effective Date, less legally required and elected withholdings. Provided that Executive does not voluntarily terminate employment during the Transition period prior to June 30, 2008, the lump sum payment shall be increased to an amount equal to fifteen (15) months of Executive’s salary in effect as of the Effective Date, less legally required and elected withholdings. This payment shall be made within thirty (30) days after the later of (i) the Separation

Date or (ii) the expiration of the rescission period specified in Section 12(d) below following Executive’s execution of the Supplemental Release.
          (c) 2007 Bonus Payment. In consideration of Executive’s work during 2007, at the same time that the Company pays Comparable Executives annual bonuses for their work in 2007, the Company shall pay Executive a bonus calculated by multiplying Executive’s 2007 bonus target by the same corporate bonus multiplier used in calculating the 2007 annual bonuses of other Executive Vice Presidents of the Company receiving an annual bonus for 2007. Payment of such bonus shall remain subject to the Company’s policies regarding bonus eligibility and payment, including the requirement of remaining employed by the Company through the applicable bonus payment date.
          (d) Company Payment of COBRA Premiums. Executive’s current benefit elections and coverage shall continue through the Separation Date. If Executive timely elects to participate in the COBRA program by completing and returning the required paperwork to the Company’s administrator, provided Executive pays the Company the employee share of the premiums for such benefits in the same amount that was in place immediately prior to the Separation Date on or before the first of the month for which COBRA is being elected, and provided the Conditions are met, then the Company will pay COBRA premiums for Employee’s medical, dental and group life insurance (“COBRA Payments”) on behalf of Executive directly to the COBRA insurance carrier(s) for a period of up to 12 months following the Separation Date (“COBRA Benefit Termination Date”). Executive’s right to have COBRA Payments made on Executive’s behalf shall terminate as of the date on which Executive becomes eligible for substantially similar welfare benefits under another employer’s group benefit plans. Executive shall promptly notify Human Resources if other employment is secured or if Executive is covered by another plan prior to the COBRA Benefit Termination Date.
          (e) Equity Incentive Awards. Executive is the grantee of certain outstanding and unexercised options listed in Attachment A to this Agreement (the “Options”). Effective as of the Separation Date, contingent upon the execution and return of the Supplemental Release, Executive’s right to exercise any options vested as of the Separation Date shall be extended through one calendar year from the Separation Date (the “Extended Exercise Date”). Notwithstanding the foregoing, in no event shall the Extended Exercise Date exceed the lesser of the maximum term of the Options or ten (10) years from the Options’ respective dates of grant. Executive shall have no rights under any Option after the Extended Exercise Date. Effective as of the Separation Date, Executive shall forfeit any Options that are unvested as of the Separation Date and such unvested Options shall immediately lapse. Any restricted stock units vested as of the Separation Date shall be delivered to the Executive as provided under the applicable plan and agreements. The Company shall not grant any equity incentive awards to the Executive in 2008.
          (f) 401(k), Profit Sharing. Without regard as to whether the Conditions are met, this Agreement shall not diminish or otherwise affect Executive’s vested rights under the Company’s 401(k) Plan (the “Plan”). The Parties expressly agree that after the Separation Date, neither the Company nor any of its affiliates shall make any contribution on Executive’s behalf to the Plan, excepting only such contributions as are expressly required by the Plan.
          (g) Outplacement. Provided the Conditions are met and Executive provides the Company with receipts of such expenses, the Company shall reimburse Executive up to $15,000 (the ” Outplacement Amount”) for outplacement services to be provided to Executive by a mutually agreeable vendor. Any part of the Outplacement Amount not utilized by Executive for outplacement services shall be forfeited.
          4. Termination of Employment.
          (a) Death. Executive’s employment shall terminate automatically upon Executive’s death during the Transition Period. In the Event of Executive’s death during the Transition Period, all amounts payable hereunder to Executive shall be thereafter payable to Executive’s heirs and assigns, as and when such amounts would have been paid in the absence of Executive’s death.
          (b) Cause. If Executive’s employment is terminated for Cause during the Transition Period, the Company shall be required to pay to Executive only Executive’s Base Salary through the date of termination to the extent theretofore unpaid.
     For purposes of this Agreement, “Cause” shall mean any of the following:
          (i) the Executive’s (A) conviction of a felony; (B) commission of any other material act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of the customers, vendors or suppliers of the Company or its Affiliates; (C) misappropriation of material funds or assets of the Company for personal use; or (D) engagement in unlawful harassment or unlawful discrimination with respect to any employee of the Company or any of its subsidiaries;
          (ii) the Executive’s continued substantial and repeated neglect of his duties, after written notice thereof from the board of directors of the Company (“the Board”), and such neglect has not been cured within 30 days after the Executive receives notice thereof from the Board;
          (iii) the Executive’s gross negligence or willful misconduct in the performance of his duties hereunder that is materially and demonstrably injurious to the Company; or
          (iv) the Executive’s engaging in conduct constituting a breach of his written obligations to the Company in respect of confidentiality and/or the use or ownership of proprietary information.
     The Executive shall not be deemed to have been terminated for Cause under this Agreement unless the following procedures have been observed: To terminate the Executive for Cause, the Board must deliver to the Executive notice of such termination in writing, which notice must specify the facts purportedly constituting Cause in reasonable detail. The Executive will have the right, within 10 calendar days of receipt of such notice, to submit a written request for review by the Board. If such request is timely made, within a reasonable time thereafter, the Board (with all directors attending in person or by telephone) shall give the Executive the opportunity to be heard (personally or by counsel). Following such hearing, unless a majority of the directors then in office confirm that the Executive’s termination was for Cause, the Executive’s termination shall be deemed to have been made by the Company without Cause for purposes of this Agreement.

          (c) Relief of Duties. The Company shall not terminate Executive’s employment without Cause at any time between the Effective Date and the Separation Date; provided that at any time the Company shall have the right to relieve Executive of Executive’s obligation to report for work, so long as in doing so the Company does not reduce or otherwise affect Executive’s economic rights pursuant to this Agreement.
     5. Excise Tax. Notwithstanding any other language to the contrary in this Agreement, the Company shall not be obligated to pay and shall not pay that portion of any payment or distribution in the nature of compensation within the meaning of Section 280G(b)(2) of the Internal Revenue Code to the benefit of Executive otherwise due or payable Executive under this Agreement if that portion would cause any excise tax imposed by Section 4999 of the Internal Revenue Code to become due and payable by Executive.
     6. Non-exclusivity of Rights. Except as otherwise specifically provided in this Agreement, nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any affiliate for which Executive may qualify. Amounts that are vested benefits, which consist of any compensation previously deferred by Executive, or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any affiliate at or subsequent to the date of termination (“Other Benefits”) shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement. Notwithstanding any other provision of this Agreement, Executive shall not be entitled to receive any payments or benefits under any severance program or the CIC Agreement, other than those that are described and anticipated under this Agreement.
     7. Restrictive Covenants. Executive acknowledges and affirms the duties and restrictions applicable to Executive under both the Employee Agreement and the Confidentiality Agreement entered into between Executive and the Company on September 12, 2002. It is agreed that the restrictions set forth therein are reasonable and necessary for the protection of the interests of the Company and that any violation of such restrictions would cause substantial and irreparable injury to the Company.
     8. Successors.
          (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly, and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     9. Prior Agreements.
          (a) Except for the Employee Agreement and the Confidentiality Agreement referenced in the section entitled “Restrictive Covenants” above, or as otherwise provided in this Agreement, all other agreements between Executive and the Company, including without limitation the CIC Agreement, shall be deemed terminated hereby and superseded by this Agreement, and shall hereafter be of no further force or effect.
          (b) Notwithstanding any other provision of this Agreement, this Agreement shall not be deemed to limit, release, impair or otherwise affect, in any way, Executive’s rights to indemnification and/or defense that Executive had in connection with Executive’s employment with the Company, whether pursuant to any certificate of incorporation, bylaw, policy, insurance contract, or otherwise.
     10. Assistance Following Separation Date. The Parties are aware that certain lawsuits have been filed involving challenges to Company’s intellectual and other property rights and that Executive may have information that will assist Company in preparing its responses to said lawsuits. Executive agrees to cooperate with reasonable requests for information and assistance on an as-needed, as-requested basis; provided that the Company shall exercise reasonable good faith efforts to limit the extent to which its requests for such information and assistance interfere with Executive’s personal and business commitments; and provided further that Executive shall exercise reasonable, good faith efforts to respond to the Company’s requests for such information and assistance in a timely and complete fashion. Company shall reimburse Executive for any expenses that are approved in advance and incurred by Executive in connection with the performance of such assistance and, after the Separation Date, shall also offer reasonable compensation to Executive for time spent in performance of his duties under this Section.
     11. Cooperation in Proceedings. The Company and Executive agree that they shall fully cooperate with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Executive was involved during Executive’s employment with the Company, or that concerns any matter of which Executive has information or knowledge (collectively, a “Proceeding”). Executive’s duty of cooperation includes, but is not limited to: (i) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s recollection of events; (ii) appearing at the Company’s request as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (iii) signing at the Company’s request declarations or affidavits that truthfully state matters of fact of which Executive has personal knowledge obtained during the course of Executive’s relationship with the Company. The Company’s duty of cooperation includes, but is not limited to providing Executive and Executive’s counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Executive in any Proceeding. In addition, Executive agrees to promptly notify the Company’s General Counsel of any requests for information or testimony that Executive receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Executive of any requests for information or testimony that it receives relating to Executive. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority. The Company shall exercise reasonable good faith efforts to minimize the extent to which its requests for cooperation pursuant to this section conflict with Executive’s prior professional and personal commitments, and shall reimburse Executive for the expenses (but shall not pay Executive for Executive’s time) that Executive reasonably and necessarily incurs in honoring Executive’s duty of cooperation under this section, provided that Executive has secured the Company’s prior consent to incur such expenses.
     12. Legal Releases.
          (a) RELEASE BY EXECUTIVE.
               (1) Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; provided, however, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to: (i) any rights arising under this Agreement; or; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; (iii) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, bylaw and/or policy or procedure, or under any insurance contract, in connection with Executive’s acts an omissions within the course and scope of Executive’s employment with the Company; or (iv) any rights or remedies that cannot by law be waived by private agreement. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Effective Date. Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Agreement Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Agreement.
               (2) Executive agrees and acknowledges that Executive: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.; (iii) will receive compensation under this Agreement to which Executive would not have been entitled without signing this Agreement; (iv) has been advised by the Company to consult with an attorney before signing this Agreement; and (v) will be given up to twenty one (21) calendar days to consider whether to sign this Agreement. For a period of seven days after Executive signs this Agreement, Executive may, in Executive’s sole discretion, rescind this Agreement by delivering a written notice of rescission to the Company’s General Counsel. If Executive rescinds this Agreement within seven calendar days after Executive signs the Agreement, or if Executive does not sign this Agreement within the twenty-one day consideration period, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Executive does not rescind this Agreement within seven calendar days after the Effective Date, this Agreement shall become final and binding and shall be irrevocable.
     (b) RELEASE BY COMPANY AND REPRESENTATIONS BY EXECUTIVE.
          (1) As a material inducement to Executive to enter into this Agreement, and in return for the consideration to which Company would not otherwise be entitled absent this Agreement, which consideration is hereby acknowledged by the Company, the Company hereby releases, acquits and forever discharges Executive and his heirs, executors, assigns, attorneys and agents of and from any and all claims arising out of: (1) actions taken by the Company during the Transition Period to the extent that Executive was not assigned responsibility for or otherwise involved with such actions and (2) acts of simple negligence or business judgments made by Executive before the Effective Date. Notwithstanding anything to the contrary in this Agreement, this provision neither releases nor discharges claims that arise out of or are related to Executive’s obligations under this Agreement or the dishonest, willful or grossly negligent acts of Executive.
          (2) Executive represents and warrants that:
               a. Executive is changing the scope of his responsibilities voluntarily and that his age has not been a factor in any employment decision involving Executive;
               b. Executive has not been the victim of discrimination or other wrongful treatment in connection with his employment with the Company;
               c. Executive has not breached any portion of the Confidentiality Agreement referenced above, or any other duty owed to the Company in respect of confidentiality and/or the use or ownership of proprietary information;

               d. Executive has not suffered any job-related injury to which Executive might be entitled to compensation or relief, such as an injury for which Executive might receive a workers’ compensation award now or in the future;
               e. Executive is not aware of any facts that would (i) establish, (ii) tend to establish, or (iii) in any way support an allegation of, a violation by Executive of any law, rule, regulation or statute applicable to the Company or its business; and
               f. Executive has not committed any dishonest, willful or grossly negligent acts in connection with his employment by the Company.
     (c) MUTUAL RELEASES. In order to provide a full and complete release, the Parties understand and agree that this Agreement is intended to include all claims, if any, covered under this section entitled “Legal Releases” (“LR Section”) that they may have and not now know or suspect to exist in their favor against any each other and that this Agreement extinguishes such claims. Thus, each Party expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in his or its favor at the time of executing the release, which if known, must have materially affected his or its settlement with the party being released. Notwithstanding any other provision of this LR Section, however, nothing in this LR Section is intended or shall be construed to limit or otherwise affect in any way either Party’s rights under this Agreement.
     13. Additional Representation and Covenant. Executive represents and warrants that as of the Effective Date, Executive is unaware of any facts or circumstances relating to the Company’s business that Executive believes suggest or support a claim of wrongdoing or illegal conduct of any kind by the Company or any employee, officer or director thereof, except as previously disclosed to the Company by Executive in writing.
     14. Non-Disparagement.
          (a) Executive covenants never to disparage or speak ill of the Company or any Company product or service, or of any past or present employee, officer or director of the Company, nor shall Executive at any time harass or behave unprofessionally toward any past, present or future Company employee, officer or director.
          (b) The Company covenants that no Company officer or director shall, while employed by or while serving on the board of directors of the Company, disparage or speak ill of Executive to any third person, nor shall any such person, while employed by or while serving on the board of directors of the Company, at any time harass or behave unprofessionally toward Executive.
     15. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail return receipt requested, postage prepaid, addressed as follows:
          If to Executive: At the most recent address on file at the Company,

If to the Company:	Advanced Energy Industries, Inc.
ATTN: General Counsel
1625 Sharp Point Drive
Fort Collins, Colorado 80525
Attn.: General Counsel
or to such other address as either Party shall have furnished to the other in writing in accordance herewith, Notice and communications shall be effective when actually received by the addressee. If Executive becomes eligible for welfare benefits under another employer’s group benefit plans and such benefits are substantially similar to those to be provided to Executive under Section 3(d), then Executive shall notify the Company of that fact in writing.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) All payments made by the Company under this Agreement will be subject to legally required tax and other withholdings.
          (e) Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
          (f) All covenants and warranties contained in this Agreement are contractual and shall survive the closing of the Agreement.
          (g) In the event of any dispute relating to or arising from this Agreement, the Party substantially prevailing therein shall recover the costs and expenses that it incurred in connection with the dispute, including reasonable attorneys’ fees.
          (h) All disputes relating to or arising from this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado metropolitan area.
          (i) This Agreement may be executed in counterparts, or by copies transmitted by facsimile, all of which shall be given the same force and effect as the original.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

EXECUTIVE		ADVANCED ENERGY INDUSTRIES, INC.

		By:	/s/ Lawrence D. Firestone

/s/ Charles Rhoades

Date:	1/4/08	Date:	1/4/08

EXHIBIT A
Supplemental Legal Release
     This Supplemental Legal Release (“Supplemental Release”) is between Advanced Energy Industries, Inc. (the “Company”) and Charles S. Rhoades (“Executive”) (each a “Party,” and together, the “Parties”).
Recitals
     A. Executive and the Company are parties to an Executive Transition Agreement to which this Supplemental Release is appended as Exhibit A (the “Separation Agreement”).
     B. Executive wishes to receive the benefits described in Section 3 of the Transition Agreement.
     C. Executive and the Company wish to resolve, except as specifically set forth herein, all claims between them arising from or relating to any act or omission predating the Final Separation Date of [                    ].
Agreement
     The Parties agree as follows:
     Confirmation of Section 3 Obligations. The Company shall pay or provide to Executive the payments and benefits, as, when and on the terms and conditions specified in the Transition Agreement.
     Legal Releases
          (a) Executive, on behalf of Executive and Executive’s heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of Executive, including, without limitation, Executive’s counsel (all of whom are collectively referred to as “Executive Releasers”), hereby fully and forever releases and discharges the Company, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, (all of whom are collectively referred to as “Executive Releasees”) of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Executive Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Final Separation Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and any civil rights law of any state or other governmental body; PROVIDED, HOWEVER, that notwithstanding the foregoing or anything else contained in this Agreement, the release set forth in this Section shall not extend to: (i) any rights arising under this Agreement; or; (ii) any vested rights under any pension, retirement, profit sharing or similar plan; (iii) Executive’s rights, if any, to indemnification, and/or defense under any Company certificate of incorporation, by law and/or policy or procedure, or under any insurance contract, in connection with Executive’s acts an omissions within the course and scope of Executive’s employment with the Company; or (iv) any rights or remedies that cannot by law be waived by private agreement. Executive hereby warrants that Executive has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above. Executive further states and agrees that Executive has not experienced any illness, injury, or disability that is compensable or recoverable under the worker’s compensation laws of any state that was not reported to the Company by Executive before the Final Separation Date. Executive has specifically consulted with counsel with respect to the agreements, representations, and declarations set forth in the previous sentence. Executive understands and agrees that by signing this Agreement Executive is giving up any right to bring any legal claim against the Company concerning, directly or indirectly, Executive’s employment relationship with the Company, including Executive’s separation from employment. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Company, to include all actual or potential legal claims that Executive may have against the Company, except as specifically provided otherwise in this Agreement.
          (b) In order to provide a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, covered under this Section 2 that Executive may have and not now know or suspect to exist in Executive’s favor against any Executive Releasee and that this Agreement extinguishes such claims. Thus, Executive expressly waives all rights under any statute or common law principle in any jurisdiction that provides, in effect, that a general release does not extend to claims which the releasing party does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by Executive must have materially affected Executive’s settlement with the party being released. Notwithstanding any other provision of this Section 2, however, nothing in this Section 2 is intended or shall be construed to limit or otherwise affect in any way Executive’s rights under this Agreement.
          (c) Executive agrees and acknowledges that Executive: (i) understands the language used in this Agreement and the Agreement’s legal effect; (ii) is specifically releasing all claims and rights under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq.; (iii) will receive compensation under this Agreement to which Executive would not have been entitled without signing this Agreement; (iv) has been advised by the Company to consult with an attorney before signing this Agreement; and (v) will be given up to twenty one (21) calendar days to consider whether to sign this Agreement. For a period of seven days after Executive signs this Agreement, Executive may, in Executive’s sole discretion, rescind this Agreement by delivering a written notice of rescission to the Company’s General Counsel. If Executive rescinds this Agreement within seven calendar days after Executive signs the Agreement, or if Executive does not sign this Agreement within the twenty-one day consideration period, this Agreement shall be void, all actions taken pursuant to this Agreement shall be reversed, and neither this Agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the Parties, except in connection with a claim or defense involving the validity or effective rescission of this Agreement. If Executive does not rescind this Agreement within seven calendar days after the day Executive signs this Agreement, this Agreement shall become final and binding and shall be irrevocable.

     Executive acknowledges that Executive has received all compensation to which Executive is entitled for Executive’s work up to Executive’s last day of employment with the Company, and that Executive is not entitled to any further pay or benefit of any kind, for services rendered or any other reason, other than the payments and benefits, to the extent not already paid, described in Section 3 of the Transition Agreement.
     Executive agrees that the only thing of value that Executive will receive by signing this Supplemental Release is the payments and benefits described in Section 3 of the Transition Agreement.
     The Parties agree that their respective rights and obligations under the Transition Agreement shall survive the execution of this Supplemental Release.
NOTE: DO NOT SIGN THIS SUPPLEMENTAL LEGAL RELEASE UNTIL AFTER EXECUTIVE’S FINAL DAY OF EMPLOYMENT.

EXECUTIVE	ADVANCED ENERGY INDUSTRIES, INC.

By:

Date:	Date:

Advanced Energy Industries, Inc.	PERSONNEL SUMMARY	Page:	1
	AS OF 12/31/2007	File:	Persnl
		Date:	1/4/2008
	Report Type: All	Time:	3:47:56PM
ID is equal to 2716

		Grant	Grant				Exercised/				Outstanding/	Exercisable/
Name	ID	Number	Date	Plan /Type	Shares	Price	Released	Vested	Cancelled	Unvested	Unreleased	Releasable
Rhoades, Charles S.	2716	003683	10/17/2002	1995/NQ	30,000.00	$7.7000	0.00	30,000.00	0.00	0.00	30,000.00	30,000.00
		003958	12/11/2002	1995/NQ	10,000.00	$14.5000	0.00	10,000.00	0.00	0.00	10,000.00	10,000.00
		004191	2/12/2003	1995/ISO	5,000.00	$9.1200	0.00	5,000.00	0.00	0.00	5,000.00	5,000.00
		004541	4/16/2003	1995/ISO	5,000.00	$7.6100	0.00	5,000.00	0.00	0.00	5,000.00	5,000.00
		004878	7/23/2003	2003/ISO	5,000.00	$19.2400	0.00	5,000.00	0.00	0.00	5,000.00	5,000.00
		005167	10/15/2003	2003/ISO	1,824.00	$22.5200	0.00	1,824.00	0.00	0.00	1,824.00	1,824.00
		005267	2/11/2004	2003/NQ	3,315.00	$22.3000	0.00	3,315.00	0.00	0.00	3,315.00	3,315.00
		005268	2/11/2004	2003/NQ	435.00	$22.3000	0.00	435.00	0.00	0.00	435.00	435.00
		005588	4/14/2004	2003/NQ	1,694.00	$20.8100	0.00	1,694.00	0.00	0.00	1,694.00	1,694.00
		005589	4/14/2004	2003/NQ	2,056.00	$20.8100	0.00	2,056.00	0.00	0.00	2,056.00	2,056.00
		005678	7/20/2004	2003/ISO	2,579.00	$12.8000	0.00	1,875.00	0.00	704.00	2,579.00	1,875.00
		005679	7/20/2004	2003/NQ	1,171.00	$12.8000	0.00	1,171.00	0.00	0.00	1,171.00	1,171.00
		005705	8/26/2004	2003/NQ	50,000.00	$9.9700	0.00	40,625.00	0.00	9,375.00	50,000.00	40,625.00
		005719	10/19/2004	2003/ISO	2,814.00	$10.3700	0.00	1,876.00	0.00	938.00	2,814.00	1,876.00
		005720	10/19/2004	2003/NQ	936.00	$10.3700	0.00	936.00	0.00	0.00	936.00	936.00
		005756	1/31/2005	2003/ISO	34,759.00	$7.1500	0.00	16,934.00	0.00	17,825.00	34,759.00	16,934.00
		005757	1/31/2005	2003/NQ	891.00	$7.1500	0.00	891.00	0.00	0.00	891.00	891.00
		006046	10/15/2003	2003/NQ	3,176.00	$22.5200	0.00	3,176.00	0.00	0.00	3,176.00	3,176.00
		006162	1/31/2005	2003/RSU	1,000.00	$0.0000	1,000.00	1,000.00	0.00	0.00	0.00	0.00
		006491	1/31/2005	2003/RSU	2,000.00	$0.0000	2,000.00	2,000.00	0.00	0.00	0.00	0.00
		006518	1/31/2005	2003/RSU	3,000.00	$0.0000	0.00	0.00	0.00	3,000.00	3,000.00	0.00
		006739	1/31/2005	2003/RSU	4,000.00	$0.0000	0.00	0.00	0.00	4,000.00	4,000.00	0.00
		006916	2/15/2006	2003/ISO	9,965.00	$16.1300	0.00	430.00	0.00	9,535.00	9,965.00	430.00
		006917	2/15/2006	2003/NQ	60,035.00	$16.1300	0.00	17,070.00	0.00	42,965.00	60,035.00	17,070.00
		007182	5/15/2006	2003/RSU	5,625.00	$0.0000	5,625.00	5,625.00	0.00	0.00	0.00	0.00
		007916	2/21/2007	2003/ISO	4,687.00	$20.1900	0.00	0.00	0.00	4,687.00	4,687.00	0.00
		007917	2/21/2007	2003/NQ	14,063.00	$20.1900	0.00	0.00	0.00	14,063.00	14,063.00	0.00
		008865	5/15/2006	2003/RSU	5,625.00	$0.0000	0.00	0.00	0.00	5,625.00	5,625.00	0.00
		008866	5/15/2006	2003/RSU	5,625.00	$0.0000	0.00	0.00	0.00	5,625.00	5,625.00	0.00
		008867	5/15/2006	2003/RSU	5,625.00	$0.0000	0.00	0.00	0.00	5,625.00	5,625.00	0.00
		008911	4/27/2007	2003/ISO	221.00	$24.2100	0.00	0.00	0.00	221.00	221.00	0.00
		008912	4/27/2007	2003/NQ	18,529.00	$24.2100	0.00	0.00	0.00	18,529.00	18,529.00	0.00
		009120	7/24/2007	2003/NQ	18,750.00	$22.4700	0.00	0.00	0.00	18,750.00	18,750.00	0.00
		009174	10/26/2007	2003/NQ	18,750.00	$14.9300	0.00	0.00	0.00	18,750.00	18,750.00	0.00

Account: Rhoades, Charles S.					338,150.00		8,625.00	157,933.00	0.00	180,217.00	329,525.00	149,308.00

		TOTALS			338,150.00		8,625.00	157,933.00	0.00	180,217.00	329,525.00	149,308.00

* This option requires acceptance before exercise, but has not yet been accepted.